Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces Fourth Quarter and Full Year 2017

Financial Results and Operations Update

HOUSTON—(GLOBE NEWSWIRE)—Feb. 26, 2018—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2017.  Highlights include:

•            Fourth quarter 2017 production of nearly 82,000 barrels of oil equivalent per day (“Boe/d”), or 7.5 million barrels of oil equivalent (“MMBoe”), at the midpoint of the Company’s 80,000 Boe/d to 84,000 Boe/d guidance for the quarter;

•            Full year 2017 production was approximately 25.7 MMBoe, or 70,320 Boe/d, for a year-over-year growth rate of 31 percent;

•            Proved reserves increased 88 percent, to a record 363 MMBoe, with a reserve replacement ratio in excess of 760 percent and an organic reserve replacement of approximately 172 percent;

•            The Company’s year-end Comanche drilling inventory increased by approximately 800 gross locations, a result of successful staggered Lower Eagle Ford development tests;

•            A 17 well four-zone stack development test was completed at Briscoe Catarina South in Comanche Area 3, with wells averaging 30-day peak production rates of approximately 1,252 Boe/d from the two Lower Eagle Ford zones and 675 Boe/d from the two Upper Eagle Ford zones;

•            The successful stacked development test at Briscoe Catarina South confirms up to four economic targets in certain parts of the Comanche acreage;

•                  The Company reported a net loss of $61.4 million for the fourth quarter 2017, net income of $35.8 million for the third quarter 2017, and net income of $12.3 million for the fourth quarter 2016;

•                  The Company reported net income of $43.2 million for the year ended December 31, 2017, compared to a net loss of $141.5 million for the year ended December 31, 2016;

•                  Fourth quarter 2017 revenues of approximately $246 million were 33 percent higher compared to third quarter 2017 and 96 percent higher compared to fourth quarter 2016;

•                  Adjusted revenues (a non-GAAP financial measure that includes hedge settlements) were approximately $244.3 million during fourth quarter 2017, 25 percent higher compared to third quarter 2017 and 68 percent higher compared to fourth quarter 2016;

•                  Full year 2017 revenues were approximately $740.3 million and full year 2017 Adjusted revenues (a non-GAAP financial measure that includes hedge settlements) were approximately $753.5 million;

•                  Adjusted EBITDAX (a non-GAAP financial measure) was approximately $137.4 million during fourth quarter 2017, 39 percent higher compared to third quarter 2017 and 89 percent higher compared to fourth quarter 2016;

•                  Full year 2017 Adjusted EBITDAX (a non-GAAP financial measure) was approximately $372 million, a 27 percent increase compared to full year 2016;

•                  In February 2018, the Company announced and closed a comprehensive financing strategy which is expected to fully fund capital plans for the next several years; and

•            The Company has converted its accounting convention from the full-cost method to the successful efforts method, providing increased transparency and comparability to peers.

MANAGEMENT COMMENTS

“2017 was a transformational year for Sanchez as we successfully integrated the Comanche asset, providing a tremendous growth platform and pathway to deleveraging the balance sheet,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “The Comanche Transaction resulted in a significant increase in the scope and scale of our operations, creating a dominant acreage position for Sanchez Energy in the Western Eagle Ford.  With approximately 487,000 gross (285,000 net) leasehold acres and roughly 3,700 identified net drilling locations in the Eagle Ford, we now project more than 15 years of capital efficient development opportunities, with over one billion barrels of net oil equivalent (“Boe”) resource potential.

“As previously reported, we had strong operating results in the fourth quarter, with production increasing to nearly 82,000 Boe/d, or 7.5 MMBoe, and we finished 2017 with full year production of approximately 25.7 MMBoe.  The year-over-year production growth rate of 31 percent was accentuated by an 88 percent increase in proved reserves at year-end 2017, leading to record proved reserves of 363 MMBoe.  As a key measure of our success, we achieved an organic  reserve replacement ratio of approximately 172 percent in 2017, in large part due to the expansion of proved locations in Central Catarina and the identification of a second Lower Eagle Ford target at Comanche.  We continue to add drilling locations through our multi-zone development of the Lower Eagle Ford, our recently announced four-zone stack development tests at Briscoe Catarina South, and our step-out well tests at Chupadera Ranch in Comanche Area 7.

“This quarter’s strong operating performance, together with increases in oil and NGL prices during the latter part of the year, resulted in Adjusted EBITDAX of $137.4 million for the fourth quarter 2017, an increase of 39 percent compared to third quarter 2017, and full year 2017 Adjusted EBITDAX of $372 million, an increase of 27 percent compared to the full year 2016.  Importantly, the Company’s operating margins continue to expand as our Eagle Ford assets realize the benefit of premium Gulf Coast pricing and increases in production are driving our per-unit operating costs lower.

“The new three-year plan we announced last month reinforces our commitment to financial discipline and capital efficiency.  While the plan calls for the Company to reduce annual capital spending for the years 2018 through 2020 to levels approximately $100 million lower when compared to 2017, we continue to project significant production growth in 2018 and over the three-year planning horizon.  The Company’s inventory of low-cost, high rate of return drilled-but-uncompleted wells, or “DUCs,” and active drilling program are expected to organically increase production and cash flow over this period.  These higher production levels, together with better operating margins and improving oil price fundamentals, give us line of sight to full-cycle free cash flow generation at the corporate level.

“We announced a comprehensive financing strategy in February 2018 to fully fund our growth plans for the next several years.  After successfully executing this plan, we currently have liquidity totaling $834 million, which includes $650 million in cash and $184 million of borrowing availability under two credit facilities.  Given this significant liquidity position and potential for additional strategic divestitures, we see an opportunity to fully develop the Company’s world-class asset base and provide the cash flow needed to reduce our financial leverage over the next two to three years.  With a continuous focus on financial discipline, measured growth and deleveraging, we believe we are well positioned to deliver significant shareholder value.”

OPERATIONS UPDATE

During the fourth quarter 2017, the Company spud 38 gross (14.3 net) wells and completed 80 gross (35.6 net) wells and brought on-line 64 wells at Comanche, 8 wells at Catarina, and 13 wells at Maverick.

As previously reported, the Company’s year-end 2017 Comanche drilling inventory increased by approximately 800 gross locations as a result of successful staggered Lower Eagle Ford development tests.  A four-zone stack development test of 17 wells was completed at Briscoe Catarina South, in Comanche Area 3, with wells averaging 30-day peak production rates of approximately 1,252 Boe/d from the two Lower Eagle Ford zones and 675 Boe/d from the two Upper Eagle Ford zones.  The successful stacked development test at Briscoe Catarina South confirms up to four economic targets in certain parts of the Comanche acreage.

As of June 30, 2017, the Company had maximized the allowable 30 well drilling bank at Catarina that can be applied towards its current annual drilling commitment period, which extends from July 1, 2017 to June 30, 2018.  As of Dec. 31, 2017, the Company had drilled an additional 10 wells towards its annual 50 well drilling commitment at Catarina for the one-year drilling period ending June 30, 2018, resulting in a total of 40 wells towards the annual 50 well drilling commitment.

As of Dec. 31, 2017, the Company had 2,165 gross (861.6 net) producing wells with 78 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/Undergoing Completion
Catarina	389	4
Comanche	1,582	71
Maverick	63	—
Palmetto	84	3
TMS / Other	47	—
Total	2,165	78

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the fourth quarter 2017 consisted of approximately 34 percent oil, 34 percent natural gas liquids (“NGLs”), and 32 percent natural gas.  By asset area, Catarina, Comanche, Maverick, and Palmetto/TMS/Other comprised approximately 53 percent, 38 percent, eight percent, and one percent, respectively, of the Company’s total fourth quarter 2017 production volumes.

Revenues of approximately $246 million during the fourth quarter 2017 were 96 percent higher compared to the fourth quarter 2016 and 33 percent higher compared to third quarter 2017 revenues of approximately $184.8 million.  Adjusted revenues for the fourth quarter 2017, a non-GAAP financial measure that includes a $1.7 million loss in hedge settlements, were $244.3 million, 68 percent higher compared to the fourth quarter 2016 and 25 percent higher compared to third quarter 2017 Adjusted revenues of $195.3 million.

Commodity price realizations during the fourth quarter 2017, which include the impact of hedge settlements, were $54.51 per barrel (“Bbl”) of oil, $22.81 per Bbl of NGLs, and $3.20 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent for the fourth quarter 2017 are summarized in the following table:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Production:
Oil (MBbl)	2,559	1,534	8,217	6,370
Natural gas liquids (MBbl)	2,552	1,340	8,342	5,960
Natural gas (MMcf)	14,585	10,098	54,651	43,189
Total oil equivalent (MBoe)(1)	7,542	4,557	25,667	19,529

Average Sales Price Excluding Derivatives(2):
Oil ($ per Bbl)	$56.32	$45.14	$48.69	$37.95
Natural gas liquids ($ per Bbl)	22.81	18.81	20.52	13.72
Natural gas ($ per Mcf)	2.99	3.10	3.10	2.50
Oil equivalent ($ per Boe)	$32.62	$27.59	$28.84	$22.09

Average Sales Price Including Derivatives(3):
Oil ($ per Bbl)	$54.51	$56.88	$50.12	$55.37
Natural gas liquids ($ per Bbl)	22.81	18.81	20.52	13.73
Natural gas ($ per Mcf)	3.20	3.25	3.12	3.07
Oil equivalent ($ per Boe)	$32.40	$31.89	$29.39	$29.03

Average unit costs per Boe:
Oil and natural gas production expenses(4)	$9.81	$7.40	$9.52	$7.97
Production and ad valorem taxes	$1.32	$1.22	$1.43	$1.01
Depreciation, depletion, amortization and accretion	$8.27	$8.57	$6.90	$7.55
Impairment of oil and natural gas properties	$4.91	$2.99	$1.54	$2.43

(1) Includes approximately 2,417 Boe of production associated with UnSub for the three months ended December 31, 2017.

(2) Excludes the impact of derivative instrument settlements.

(3) Includes the impact of derivative instrument settlements.

(4) Includes a $5.9 million and $23.7 million non-cash gain for the three and twelve months ended December 31, 2017, respectively, and $5.9 million and $23.7 million non-cash gain for the three and twelve months ended December 31, 2016, respectively, from the amortization of the deferred gain on Western Catarina Midstream divestiture.

CAPITAL EXPENDITURES

Capital expenditures incurred during the full year 2017 totaled approximately $551.4 million, which were allocated approximately 95 percent to drilling, completion, infrastructure, and geology and geophysics activities, and 5 percent to leasing and business development activities.

METHOD OF ACCOUNTING

The Company has elected to convert from the full cost method to the successful efforts method of accounting, in order to provide increased transparency of its financial statements and comparability to peers.  Accordingly, financial information for prior periods contained in this release has been recast to reflect retrospective application of the successful efforts method.

Under the successful efforts method of accounting, Sanchez Energy recognized a $37 million impairment charge in the fourth quarter 2017, largely as a result of the reduced value of undeveloped Tuscaloosa Marine Shale acreage in Mississippi and Louisiana.  Additionally, the Company recognized a $73 million gain on the sale of its Javelina asset, which closed in the third quarter 2017.

FINANCIAL RESULTS

The Company reported a net loss attributable to common stockholders of $79.4 million for the fourth quarter 2017, which includes $61.2 million in non-cash mark-to-market losses related to hedging activities, a $37 million non-cash impairment charge, and $1.8 million in one-time acquisition and divestiture costs and other non-recurring items.  This compares to the Company’s reported net income attributable to common stockholders of $7.4 million for the fourth quarter 2016.

The Company reported a net loss attributable to common stockholders of $35.1 million for the full year 2017.  This compares to the Company’s reported net loss attributable to common stockholders of $157.4 million for the full year 2016.

The Company’s fourth quarter 2017 Adjusted EBITDAX (a non-GAAP financial measure) of approximately $137.4 million was 39 percent higher when compared to third quarter 2017 Adjusted EBITDAX of $98.9 million and 89 percent higher when compared to the fourth quarter 2016.  The Company’s Adjusted Earnings (a non-GAAP financial measure) for the fourth quarter 2017 of $21.8 million excludes $61.2 million in non-cash mark-to-market losses related to hedging activities, a $37 million non-cash impairment charge, and $1.8 million in one-time acquisition and divestiture costs and other non-recurring items.

For the full year 2017, the Company reported Adjusted EBITDAX of $372 million, which is 27 percent higher when compared to full year 2016 Adjusted EBITDAX of $293 million.  The Company’s Adjusted Loss (a non-GAAP financial measure) for the full year 2017 of $24.6 million excludes $19.2 million in non-cash mark-to-market losses related to hedging activities, a $39.6 million non-cash impairment charge, and $30.5 million in one-time acquisition and divestiture costs and other non-recurring items.  Adjusted EBITDAX and Adjusted Earnings (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

GENERAL AND ADMINISTRATIVE EXPENSE

The Company reported general and administrative (“G&A”) expenses of $32.6 million in the fourth quarter 2017.  Included in G&A expenses is $1.8 million in acquisition and divestiture costs, $5.6 million of non-cash equity compensation, and $3.6 million associated with the change in value of the phantom units that vest periodically in accordance with the terms of the Company’s equity-based incentive awards.  Excluding these items, Base G&A expenses (a non-GAAP financial measure defined as G&A expenses less these items) during the fourth quarter 2017 were approximately $21.5 million.

The Company presents Base G&A expense in addition to reported G&A expense in accordance with U.S. GAAP.  The Company has included Base G&A in this press release because this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period.  The following table presents a reconciliation of our G&A to Base G&A (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Total general and administrative	$32,557	$39,682	$144,401	$110,081
Less:
Stock-based compensation - restricted stock (non-cash)	5,572	7,057	22,909	24,961
Stock-based compensation - phantom units	3,632	4,008	17,388	12,128
Acquisition and divestiture costs included in G&A	1,834	6,575	30,527	8,404
Base general and administrative	$21,519	$22,042	$73,577	$64,588

HEDGING UPDATE

On a consolidated basis, the Company has hedged approximately 22,000 Bbls per day of its 2018 oil production and 189,000 million British thermal units (“MMBtu”) per day of its 2018 natural gas production, and approximately 10,600 Bbls per day of its 2019 oil production and 48,000 MMBtu per day of its 2019 natural gas production.  Additional information on the Company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

LIQUIDITY AND CREDIT FACILITY

As of Dec. 31, 2017, the Company had liquidity of approximately $589 million, which consisted of $184 million in cash and cash equivalents, $250 million of borrowing capacity under a revolving credit facility available to the Company and its restricted subsidiaries with a borrowing base of $350 million and an elected commitment amount of $300 million (the “Sanchez Energy Credit Facility”), and $155 million of borrowing capacity under a subsidiary-level revolving credit facility, non-recourse to Sanchez Energy, with a borrowing base and elected commitment of $330 million.

In February 2018, the Company announced and closed a comprehensive financing strategy that included the sale of $500 million in 7.25% Senior Secured First Lien Notes due 2023.  In conjunction with the financing strategy, the Company reduced the size of the Sanchez Energy Credit Facility from a commitment level of $300 million to $25 million, which remains available for working capital and to support credit and hedging activities of the Company and its restricted subsidiaries.  The maturity date of the Sanchez Energy Credit Facility was also extended from 2019 to 2023.

SHARE COUNT

As of Dec. 31, 2017, the Company had approximately 84 million common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of Dec. 31, 2017, would have been approximately 96.5 million.  For the three months ended Dec. 31, 2017, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders, basic and diluted, which are determined in accordance with GAAP, was 78.8 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Monday, Feb. 26, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested investors can listen to the call via webcast, both live and rebroadcast, over the Internet at:
https://edge.media-server.com/m6/p/zezsac6o

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 285,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future financial and operating results and returns, our strategy and plans, including future drilling plans and economic drilling zones, our ability to increase reserves and production and generate income or cash flows, our ability to keep well costs down, the benefits related to the Comanche transaction and the Company’s anticipated ability to fund capital expenditures or reduce its leverage.  These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “budget,” “forecast,” “guidance,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure to successfully execute our business and financial strategies, the failure of acquired assets, including the Comanche assets, and our joint ventures (including our partnership with affiliates of the Blackstone Group, L.P.) to perform as anticipated, the inability to successfully integrate the various assets acquired by us into our operations, fully identify potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties, the failure to continue to produce oil and gas at historical rates, the costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, the failure to realize benefits from our transactions with Sanchez Midstream Partners LP, the marketing and sales of produced oil and gas, the estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, leverage or production, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs, disruptions due to extreme weather conditions, such as extreme rainfall, hurricanes or tornadoes and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made, and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES:
Oil sales	$144,133	$69,257	$400,045	$241,766
Natural gas liquid sales	58,217	25,209	171,139	81,744
Natural gas sales	43,629	31,269	169,147	107,816
Total revenues	245,979	125,735	740,331	431,326
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	74,012	33,731	244,461	155,660
Exploration expenses	—	54	5,755	403
Production and ad valorem taxes	9,946	5,581	36,615	19,633
Depreciation, depletion, amortization and accretion	62,372	39,064	177,078	147,485
Impairment of oil and natural gas properties	37,018	13,606	39,574	47,381
General and administrative (1)	32,557	39,682	144,401	110,081
Total operating costs and expenses	215,905	131,718	647,884	480,643
Operating income (loss)	30,074	(5,983)	92,447	(49,317)
Other income (expense):
Interest income	166	227	836	856
Other income	5,648	329	11,102	134
Gain on disposal of assets	—	85,322	81,955	85,322
Interest expense	(35,492)	(31,747)	(140,163)	(126,973)
Earnings from equity investments	—	311	779	3,466
Net losses on commodity derivatives	(62,877)	(35,796)	(6,100)	(53,149)
Total other income (expense)	(92,555)	18,646	(51,591)	(90,344)
Income (loss) before income taxes	(62,481)	12,663	40,856	(139,661)
Income tax benefit (expense)	1,129	(384)	2,336	(1,825)
Net income (loss)	(61,352)	12,279	43,192	(141,486)
Less:
Preferred stock dividends	(3,987)	(3,987)	(15,948)	(15,948)
Preferred unit dividends and distributions	(8,497)	—	(44,259)	—
Preferred unit amortization	(5,530)	—	(18,039)	—
Net income allocable to participating securities	—	(851)	—	—
Net income (loss) attributable to common stockholders	$(79,366)	$7,441	$(35,054)	$(157,434)

Net income (loss) per common share - basic	$(1.01)	$0.09	$(0.46)	$(2.67)
Weighted average number of shares used to calculate net loss attributable to common stockholders - basic	78,804	78,491	75,608	58,900
Net income (loss) per common share - diluted	$(1.01)	$0.09	$(0.46)	$(2.67)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - diluted (2) (3)	78,804	78,491	75,608	58,900

(1) Inclusive of non-cash stock-based compensation expense of $5.6 million and $7.1 million, respectively, for the three months ended December 31, 2017 and 2016, and $22.9 million and $25.0 million, respectively, for the years ended December 31, 2017 and 2016.

(2) The three months ended December 31, 2016 excludes 1,314,980 shares of weighted average restricted stock and 12,554,481 shares of common stock resulting from an assumed conversion of the Company’s Series A Preferred Stock and Series B Preferred Stock from the calculation of the denominator for diluted earnings (loss) per common share as these shares were anti-dilutive.

(3) The year ended December 31, 2017 excludes 2,755,893 shares of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the Company’s Series A Preferred Stock and Series B Preferred Stock and 100,000 contingently issuable shares from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$184,434	$501,917
Oil and natural gas receivables	101,396	41,077
Joint interest billings receivables	22,569	476
Accounts receivable - related entities	4,491	6,401
Fair value of derivative instruments	16,430	—
Other current assets	21,478	12,934
Total current assets	350,798	562,805
Oil and natural gas properties, on the basis of successful efforts accounting:
Proved oil and natural gas properties	3,130,407	1,849,732
Unproved oil and natural gas properties	398,605	225,023
Total oil and natural gas properties	3,529,012	2,074,755
Less: Accumulated depreciation, depletion, amortization and impairment	(1,501,553)	(1,370,236)
Total oil and natural gas properties, net	2,027,459	704,519

Other assets:
Fair value of derivative instruments	1,428	—
Investments (Investment in SNMP measured at fair value of $25.2 million and $26.8 million as of December 31, 2017 and 2016, respectively)	38,462	39,656
Other assets	52,488	25,231
Total assets	$2,470,635	$1,332,211
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,994	$1,076
Other payables	81,970	2,251
Accrued liabilities:
Capital expenditures	85,340	35,154
Other	84,794	82,458
Deferred premium liability	—	2,079
Fair value of derivative instruments	56,190	31,778
Short-term debt	23,996	—
Other current liabilities	115,244	31,108
Total current liabilities	462,528	185,904

Long term debt, net of premium, discount and debt issuance costs	1,930,683	1,712,767
Asset retirement obligations	36,098	25,087
Fair value of derivative instruments	17,474	3,236
Other liabilities	65,480	89,199
Total liabilities	2,512,263	2,016,193
Commitments and contingencies
Mezzanine equity:
Preferred units ($1,000 liquidation preference, 500,000 units authorized; 500,000 and zero units issued and outstanding as of December 31, 2017 and 2016, respectively)	427,512	—
Stockholders’ equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of December 31, 2017 and 2016 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of December 31, 2017 and 2016 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 83,984,327 and 66,622,624 shares issued and outstanding as of December 31, 2017 and 2016, respectively	845	670
Additional paid-in capital	1,362,118	1,112,397
Accumulated deficit	(1,832,156)	(1,797,102)
Total stockholders’ deficit	(469,140)	(683,982)
Total liabilities and stockholders’ deficit	$2,470,635	$1,332,211

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDAX should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDAX (in thousands).

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2017	2016	2017	2017	2016

Net income (loss)	$(61,352)	$12,279	$35,823	$43,192	$(141,486)
Adjusted by:
Interest expense	35,492	31,747	35,686	140,163	126,973
Net losses on commodity derivative contracts	62,877	35,796	41,719	6,100	53,149
Net settlements received on commodity derivative contracts (1)	(1,659)	19,602	10,527	13,141	135,600
Exploration expense	—	54	957	5,755	403
Depreciation, depletion, amortization and accretion	62,372	39,064	47,431	177,078	147,485
Impairment of oil and natural gas properties	37,018	13,606	740	39,574	47,381
Stock-based compensation expense (non-cash)	5,572	7,057	911	22,909	24,961
Acquisition and divestiture costs included in general and administrative	1,834	6,575	1,771	30,527	8,404
Income tax expense (benefit)	(1,129)	384	—	(2,336)	1,825
Gain on sale of oil and natural gas properties	—	(85,322)	(71,589)	(81,955)	(85,322)
(Gain) loss on embedded derivatives	3,603	—	(1,804)	1,551	—
(Gain) loss on investments	(1,099)	(1,818)	2,776	871	(1,818)
Amortization of deferred gain on Western Catarina Midstream Divestiture	(5,929)	(5,930)	(5,929)	(23,720)	(23,719)
Interest income	(166)	(227)	(163)	(836)	(856)

Adjusted EBITDAX(2)	$137,434	$72,867	$98,856	$372,014	$292,980

(1)    This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2) UnSub component of 4Q17 Adjusted EBITDAX was approximately 30 percent.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Earnings (Loss)

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

	Three Months Ended December 31,		Three Months Ended, September 30	Twelve Months Ended December 31,
	2017	2016	2017	2017	2016
Net income (loss)	$(61,352)	$12,279	$35,823	$43,192	$(141,486)
Less:
Preferred stock dividends	(3,987)	(3,987)	(3,987)	(15,948)	(15,948)
Preferred unit dividends and distributions	(8,497)	—	(8,347)	(44,259)	—
Preferred unit amortization	(5,530)	—	(5,517)	(18,039)	—
Net income (loss) attributable to common shares and participating securities	(79,366)	8,292	17,972	(35,054)	(157,434)
Plus:
Net losses on commodity derivatives contracts	62,877	35,796	41,719	6,100	53,149
Net settlements received on commodity derivative contracts (1)	(1,659)	19,602	10,527	13,141	135,600
Impairment of oil and natural gas properties	37,018	13,606	740	39,574	47,381
Stock-based compensation expense (non-cash)	5,572	7,057	911	22,909	24,961
Acquisition and divestiture costs included in general and administrative	1,834	6,575	1,771	30,527	8,404
Gain on sale of oil and natural gas properties	—	(85,322)	(71,589)	(81,955)	(85,322)
(Gain) loss on embedded derivatives	3,603	—	(1,804)	1,551	—
(Gain) loss on investments	(1,099)	(1,818)	2,776	871	(1,818)
Amortization of deferred gain on Western Catarina Midstream Divestiture	(5,929)	(5,930)	(5,929)	(23,720)	(23,719)
Tax impact of adjustments to net income (loss) (2)	413	(65)	—	1,490	(16)
Adjusted Earnings (Loss)	23,264	(2,207)	(2,906)	(24,566)	1,186
Adjusted Earnings allocable to participating securities (3)	(1,453)	—	—	—	(140)
Adjusted Earnings (Loss) attributable to common stockholders	$21,811	$(2,207)	$(2,906)	$(24,566)	$1,046

Weighted average number of shares used to calculate income (loss) attributable to common stockholders - basic	78,804	78,491	77,453	75,608	58,900

(1) This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2) The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Loss.

(3) The Company’s restricted shares of common stock are participating securities.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Revenues

We present Adjusted Revenues in addition to our reported Revenues in accordance with U.S. GAAP. The Company defines Adjusted Revenues as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenues provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenues to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenues and total revenues.

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2017	2016	2017	2017	2016
Total Revenues	$245,979	$125,735	$184,806	$740,331	$431,326
Net settlements received on commodity derivative contracts (1)	(1,659)	19,602	10,527	13,141	135,600
Adjusted Revenue	$244,320	$145,337	$195,333	$753,472	$566,926

(1)    This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797